Exhibit 99.2

Earnings Conference Call April 23, 2009

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 1st quarter of 2009. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

As expected, the first quarter of 2009 was very challenging. But also, as expected, we were able to remain profitable while continuing to make substantial investments in new products and increasing our focus on marketing events, which has resulted in a significant number of new customers.

In Q1 revenues were $23.2 million, a decrease of 20% over 1st quarter 2008. Q1 2009 was also our 25th consecutive positive quarter in terms of operating income and operating cash flow. Our gross profit for the quarter was 72% of revenue and our operating income was 20% of revenue.

During the quarter, we sold an additional 357 new accounts, including 51 new banks, and 306 new enterprise security customers. This compares to Q4 2008 in which we sold 37 new banks and 318 new enterprise security customers, a positive trend for 2009. Compared to the first quarter a year ago, we sold 591 new accounts, including 71 banks and 520 enterprise security customers. We now have approximately 8,500 customers, including over 1,250 banks in more than 100 countries.

As we stated last quarter, VASCO’s focus for 2009 is profitability. When the impact of the financial crisis and the global recession became clear, VASCO’s management took decisive action in order to safeguard shareholder value. We initiated a cost containment program to ensure that we minimized the real growth in our expenses while staying focused on the most important areas for our future. We are reporting a 16% decrease in operating expenses for the first quarter of 2009 over the first quarter of 2008, which reflects a benefit from our cost containment programs, beneficial changes in currency rates and the reversal of reserves for long-termed incentives where it is not likely that our targets will be achieved. Cliff will discuss these items in more detail in his comments. The company also decided to focus its efforts on its more mature markets in EMEA, South-East Asia AND on the swiftly growing economies of the so-called BRIC countries (Brazil, Russia, India and China). During my visits to India and Brazil in Q1, I was impressed by the positive attitude, professionalism and vision of our customers and partners in those countries.

VASCO has not been immune from the economic situation. Few companies have been. Nevertheless, with our strong fundamentals, including a healthy cash position, no debt and 25 consecutive profitable quarters, we believe that we are prepared to weather the storm. We are also ready to take advantage of any business opportunities that might arise during these challenging times.

Despite these challenging times, we see some encouraging signs for the future. In our traditional markets, we see that the number of new banking customers started to pick up during Q1. We believe that this trend will continue. Our Enterprise Security revenue remains fairly steady, giving us our successful business mix of large orders with small margins in banking, and smaller orders with higher margins in Enterprise Security.

We also see some new markets emerging. At the end of Q1 we announced that the customers of video game company Square Enix were able to secure their avatars with VASCO’s DIGIPASS and VACMAN. With Square Enix’s game FINAL FANTASY XI and the earlier announced World of Warcraft game by Blizzard Entertainment, VASCO is proud to state that two of the most popular Internet gaming companies use VASCO's strong authentication to secure many of their gamers' accounts.

You are probably asking what VASCO will do to maintain the company’s success during the remainder of 2009.

Our plan is pretty straight forward.

We will keep working hard to make sure that the company does not only weather the storm, but emerges even stronger once the economy picks up. Therefore, we must keep our cost containment program in place, without jeopardizing the company’s flexibility and ability to act quickly when opportunities arise.

We believe in the long-term viability of the global economic system. We believe that the worldwide economy will eventually turn to the positive and we will be ready to take advantage of it when it does. We will continue to focus on our most productive markets, be selective in making new investments and maintain our focus on containing our costs and, as a result, expect to be profitable throughout 2009.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen, Q1 2009 was a challenging quarter, due to the recession and the financial crisis. Nevertheless, we are proud that Q1 was a profitable quarter for VASCO. This means that our business model, and our business mix, is robust enough to keep the company profitable even in times of recession. As a result, we will maintain our cost containment program, without going to a stage of cost cutting.

As you remember, we invested heavily in people during 2008. All those new people are fully integrated in our company now. The combination of experienced veterans and new recruits will allow us to take advantage of any opportunity within our areas of focus. It also allows our company to be ready for the future, when the markets pick up again.

Our investment in 2008, and continued investment in 2009, in products and solutions is also helping us a lot this year. Thanks to the strengthening of our server and software products and the introduction of our new PKI products, we are able to maintain a very high gross margin. Our extended product range also allows us to enter markets that we were not able to address before.

In our markets, we see some important trends:

Our existing banking customers are emptying their stock of DIGIPASS authentication products. Due to the effects of the financial crisis, they order new products in a conservative way. This means that we receive more, but smaller orders from our customers, instead of one or two big orders a year as was the case in the past. We are convinced that this part of the market will gain new momentum in the mid term.

We have seen an increase of number of new banks in Q1 2009 compared with Q4 2008. This is mainly due to the high number of low-budget, yet high-value marketing actions we organize worldwide. We will continue this pace and this formula in the future, on a global scale.

In Enterprise Security we have experienced a status quo with regards to new customers. We have noticed that large deployments in Enterprise Security are delayed, probably due to the recession. Thanks to our business mix, this fact doesn’t really hurt us.

In addition, we are seeing the emergence of new application security verticals, such as e-gaming. As mentioned by Ken earlier, we announced another customer in that niche, the Japan based company Square Enix.

In conclusion, we believe that the investments we have made in people and products have positioned us well during this period of economic uncertainty and are the key factors in helping us remain profitable. Despite the change in buying patterns of our existing customers, which is contributing to the current decline in revenues, we are continuing to see strong interest in our products. We believe that we can not only remain profitable during this difficult period but also take advantage of opportunities that present themselves. As a result, we expect to strengthen our leadership position in the authentication market.

Thank you,

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Thank you Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2009 were $23.2 million, a decrease of $5.8 million or 20% from the first quarter of 2008. The decrease in revenue for the first quarter reflected a 25% decrease from the Banking market partially offset by a 1% increase from the Enterprise Security market.

The comparison of revenues in Q1 2009 to Q1 2008 was negatively impacted by the stronger U.S. dollar in 2009. We estimate that revenues would have been $1.9 million, or 8% higher, than reported had the exchange rates in the first quarter of 2009 been the same as in the first quarter of 2008.

The distribution of our revenue in the first quarter of 2009 between our two primary markets was approximately 75% from the Banking and 25% from the Enterprise Security. In the first quarter of 2008, approximately 80% came from the Banking and 20% came from Enterprise Security.

The geographic distribution of our revenue in the first quarter of 2009 was approximately 71% from Europe, 5% from the U.S., 12% from Asia and the remaining 12% from other countries. For the first quarter of 2008, 67% of the revenue was from Europe, 8% was from the U.S., 11% from Asia and 14% was from other countries.

Gross profit as a percentage of revenue for the first quarter 2009 was approximately 72% and compares to 69% for first quarter of 2008. The increase in gross profit as a percentage of revenue is primarily related to a higher percentage of our revenue that came from the Enterprise Security Market and lower non-product related costs, both of which were partially offset by the negative impact of currency. Our non-hardware revenues were approximately 20% of total revenue in both the first quarter of 2009 and 2008. As mentioned earlier, revenue from our Enterprise Security market, which generally has margins that are 25 to 30 percentage points higher than the Banking Market, was 25% of our total revenue in Q1 2009 compared to 20% in Q1 2008.

Operating expenses for the first quarter of 2009 were $12.0 million, a decrease of $2.2 million or 16% from the first quarter of 2008. Operating expenses for the first quarter of 2009 reflected the reversal of approximately $2.0 million of accruals that had been established in prior years for long-term, incentive-based compensation plans where it is no longer likely that the performance targets will be met. The reversal of the accruals was partially offset by $307,000 of expense related to awards made in 2009 and prior years under our equity incentive plans. In the first quarter of 2008, we recorded $670,000 of expense related to awards under our equity incentive plans.

The comparison of operating expenses in Q1 2009 to Q1 2008 was also positively impacted by the stronger U.S. dollar in 2009. We estimate that expenses were $1.4 million, or 11% lower, than they would have been had the exchange rates in the first quarter of 2009 been the same as in the first quarter of 2008.

Operating expenses decreased $898,000, or 12% in sales and marketing, $247,000 or 9% in research and development, and $912,000 or 26% in general and administrative when compared to the first quarter in 2008.

The majority of the decrease in the sales and marketing area was related to the adjustment of the long-term incentive plan accruals. Expenses in the first quarter of 2009, including the benefit of currency, related to sales staff and marketing programs were comparable to the first quarter of 2008. Expenses related to the recently opened sales offices, primarily in Brazil, Japan and India, were $312,000 or 155% higher in the first quarter of 2009 than they were in the first quarter of 2008.

Similar to the change in sales and marketing expense, the decrease in research and development in Q1 2009 compared to Q1 2008 was primarily related to the adjustment of the long-term incentive plan accruals. Expenses in the first quarter of 2009, including the benefit of currency, related to R&D staff were approximately 7% higher than in the first quarter of 2008.

The decrease in the general and administrative expenses reflected the benefit from the adjustment of the long-term incentive plan accruals as well as lower recruiting costs, purchased services expenses and professional fees. Expenses in the first quarter of 2009, including the benefit of currency, related to G&A staff were approximately 12% higher than in the first quarter of 2008.

As previously noted by Ken and Jan, our expenses reflect the benefits of our cost containment programs. We have continued to maintain the investments we made in prior years in the infrastructure needed to support our future growth and realized expense reductions in other areas. Overall, the benefit from the change in currency rates has been more than offset by the full-year effect of increases in headcount in 2008.

Operating income for the first quarter of 2009 was $4.7 million, a decrease of $1.1 million, or 19%, from the first quarter of 2008.

Operating income as a percent of revenue, or operating margin, was 20% for both the first quarter of 2009 and 2008.

The Company reported income tax expense of $1.2 million for the first quarter of 2009 compared to $1.5 million for the first quarter in 2008. The effective tax rate was 25% for the first quarter of 2009 and compares to 23% as reported for the first quarter of 2008. The effective rates for both periods reflect our estimate of our full-year tax rate at the end of each respective period. The increase in the tax rate is primarily attributable to reduction in pretax profits. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $5.3 million for the first quarter of 2009 and is 24% lower than the $7.0 million reported for the first quarter of 2008.

The makeup of our workforce as of March 31, 2009 was 309 people worldwide with approximately 165 in sales, marketing and customer support, 96 in research and development and 48 in general and administrative. The average headcount for the first quarter of 2009 was 66 persons or 27% higher than the average headcount for the first quarter of 2008.

Turning for a moment to the balance sheet, our net cash balance and working capital both decreased nominally from December 31, 2008. During the first quarter of 2009, our cash balance decreased by $385,000, or less than 1%, to $57.3 million from $57.7 million at December 31, 2008. Our working capital decreased $678,000, also less than 1%, to $75.3 million from $75.9 million at December 31, 2008. We had no debt outstanding at either March 31, 2009 or December 31, 2008.

Finally, our Days Sales Outstanding in accounts receivable increased from 79 days at December 31, 2008 to 84 days at March 31, 2009. The increase in DSO was primarily reflects the lower level of average daily sales in the first quarter of 2009 compared to the fourth quarter of 2008.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt Final Remarks:

Summing up, we expect to be profitable in 2009 through focus and execution. We will continue to invest in our marketing activities, our people and our infrastructure while containing our costs. In light of the continued uncertainty in the market, VASCO will continue to temporarily discontinue providing annual guidance.

At this time we will open the call for your questions. Operator?

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q2, 2009. As always, you can rely on VASCO’s people to do their very best!